Exhibit 10.3

TAX MATTERS AGREEMENT

This Tax Matters Agreement (the “Agreement”) is entered into as of the 29th day of July, 2016, between Emergent BioSolutions Inc. (“EBSI”), a Delaware corporation, by and on behalf of itself and each Affiliate of EBSI, and Aptevo Therapeutics Inc. (“Aptevo” and, together with EBSI, the “Parties”), a Delaware corporation, by and on behalf of itself and each Affiliate of Aptevo.

R E C I T A L S:

WHEREAS, EBSI’s board of directors has determined that it is appropriate and advisable to: (i) separate the Aptevo Business from EBSI’s remaining businesses (the “Separation”), which will include the transfer of the assets (including interests in intangible assets and stock of subsidiaries) used in connection with the Aptevo Business to Aptevo (the “Contribution”); and (ii) following the Separation, make a distribution, on a pro rata basis, to holders of shares of common stock, par value $0.001 per share of EBSI (“EBSI Common Stock”), of all of the outstanding shares of common stock, par value $0.001 per share, of Aptevo (“Aptevo Common Stock”) owned by EBSI (the “Distribution” and, together with the Separation, the “Transactions”) (the date of such Distribution, the “Distribution Date”);

WHEREAS, EBSI and Aptevo intend that the Contribution and Distribution and certain other transactions effected as part of the Separation qualify for Tax-Free Status;

WHEREAS, as of the date hereof, EBSI is the common parent of an affiliated group of domestic corporations, including Aptevo, that has elected to file consolidated U.S. federal Income Tax Returns and, as a result of the Distribution, neither Aptevo nor any of its Affiliates will be a member of such group after the close of the Distribution Date; and

WHEREAS, in contemplation of the Distribution, EBSI and Aptevo desire to set forth their agreement on the rights and obligations of EBSI and Aptevo and their respective Affiliates with respect to the responsibility, handling and allocation of federal, state, local, and non-U.S. Taxes, and various other Tax matters;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, EBSI and Aptevo (and their respective Affiliates) hereby covenant and agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement (including the recitals hereof), the following terms have the following meaning, and capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings assigned to them in the Distribution Agreement.

“Active Trade or Business” means the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) by Aptevo and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) of the Non-Cangene Biosciences Component as conducted immediately prior to the Distribution.

“Affiliate” means any corporation, partnership, limited liability company, or other entity directly or indirectly Controlled by the entity in question; provided, however, that no member of the Aptevo Group shall be treated as an Affiliate of EBSI or any member of the EBSI Group.

“Agreement” has the meaning set forth in the Preamble.

“Aptevo” has the meaning set forth in the Preamble.

“Aptevo Business” has the meaning set forth in the Distribution Agreement.

“Aptevo Capital Stock” means all classes or series of capital stock of Aptevo, including (a) the Aptevo Common Stock, (b) all options, warrants and other rights to acquire such capital stock and (c) all instruments properly treated as stock in Aptevo for U.S. federal Income Tax purposes.

“Aptevo Common Stock” has the meaning set forth in the Recitals.

“Aptevo Group” means Aptevo and all Affiliates of Aptevo, as determined immediately after the Distribution.

“Aptevo Separate Return” means any Tax Return of or including any member of the Aptevo Group (including any consolidated, combined or unitary return) that is not a Joint Return.

“bioPharma” means bioPharma, Inc., a Delaware corporation.

“bioPharma Liquidation” has the meaning set forth in the IRS Ruling Request.

“Board Certificate” has the meaning set forth in Section 4.02(d) of this Agreement.

“Business” means the Emergent Business or Aptevo Business, as the case may be.

“Cangene Biosciences Component” has the meaning set forth in the IRS Ruling Request.

“Cangene US Liquidation” has the meaning set forth in the IRS Ruling Request.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contribution” has the meaning set forth in the Recitals.

“Control” means the ownership of stock or other securities possessing at least 50% of the total combined voting power of all classes of securities entitled to vote.

“Distribution” has the meaning set forth in the Recitals.

“Distribution Agreement” means the Separation and Distribution Agreement entered into by and between EBSI and Aptevo on the date hereof, as the same may be amended.

“Distribution Date” has the meaning set forth in the Recitals.

“Distribution Losses” means (a) all Taxes (including interest and penalties thereon) imposed on EBSI (or any member of the EBSI Group) or Aptevo (or any member of the Aptevo Group) pursuant to any settlement, Final Determination, judgment or otherwise; (b) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes; and (c) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by EBSI (or any member of the EBSI Group) or Aptevo (or any member of the Aptevo Group) in respect of the liability of shareholders, whether paid to shareholders as a result of a settlement, judgement or similar action related to a stockholder litigation or controversy or to the IRS or any other Tax Authority in settlement or determination of the liability of shareholders, in each case, resulting from the failure of the Transactions to have Tax-Free Status.

“Distribution Tax Contest” means a Tax Contest with the purpose or effect of determining or redetermining Taxes that could give rise to Distribution Losses.

“EBSI” has the meaning set forth in the Preamble.

“EBSI Affiliated Group” means the affiliated group (as that term is defined in Section 1504 of the Code and the Treasury Regulations thereunder) of which EBSI is the common parent.

“EBSI Capital Stock” means all classes or series of capital stock of EBSI, including (a) the EBSI Common Stock, (b) all options, warrants and other rights to acquire such capital stock and (c) all instruments properly treated as stock in EBSI for U.S. federal Income Tax purposes.

“EBSI Common Stock” has the meaning set forth in the Recitals.

“EBSI Federal Consolidated Income Tax Return” means any United States federal Income Tax Return for the EBSI Affiliated Group.

“EBSI Group” means EBSI and all Affiliates of EBSI, excluding any entity that is a member of the Aptevo Group.

“EBSI Separate Return” means any Tax Return of or including any member of the EBSI Group (including any consolidated, combined or unitary return) that is not a Joint Return.

“Emergent Business” has the meaning set forth in the Distribution Agreement.

“Employee Matters Agreement” means the Employee Matters Agreement entered into by and between EBSI and Aptevo on the date hereof, as the same may be amended.

“Employment Taxes” means any Tax the liability or responsibility for which is allocated pursuant to the Employee Matters Agreement.

“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code, which generally means stock possessing at least 50% of the total combined voting power of all classes of stock entitled to vote or at least 50% of the total value of shares of all classes of stock.

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a Tax Period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the Laws of a state, local, or non-U.S. taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of Law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such Tax Period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of a state, local, or non-U.S. taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (e) by a final settlement resulting from a treaty-based competent authority determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“Income Tax” means any Tax which is based upon, measured by, or calculated with respect to income or net worth, including, without limitation, franchise or other similar taxes based upon, measured by, or calculated with respect to gross receipts, revenue, or other similar factors or activities.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indemnifying Party” means a Party that has an obligation to make an Indemnity Payment.

“Indemnitee” means a Party that is entitled to receive an Indemnity Payment.

“Indemnity Payment” means an indemnity payment contemplated by this Agreement.

“IRS” means the United States Internal Revenue Service.

“IRS Ruling” means the private letter ruling issued by the IRS, on December 29, 2015, to EBSI in connection with the Transactions.

“IRS Ruling Request” means any letter filed by EBSI with the IRS requesting the IRS Ruling regarding certain Tax consequences of the Transactions (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter.

“Joint Return” means any Tax Return that actually includes, by election or otherwise, one or more members of the EBSI Group together with one or more members of the Aptevo Group.

“License” means a license of intangible property, such as intellectual property, that is treated as a sale, transfer or assignment of such property for U.S. federal Income Tax purposes, such as an exclusive license of all substantial rights to such property to the licensee.

“Newco LLC” means Aptevo BioTherapeutics LLC.

“Non-Cangene Biosciences Component” has the meaning set forth in the IRS Ruling Request.

“Non-Income Tax” means any Tax that is not an Income Tax.

“Non-Income Tax Return” means any Tax Return relating to Non-Income Taxes.

“Notified Action” has the meaning set forth in Section 4.04(a).

“Parties” has the meaning set forth in the Preamble.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal Income Tax purposes.

“Post-Distribution Tax Period” means any Tax Period beginning after the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Distribution Date.

“Pre-Distribution Tax Period” means any Tax Period ending on or before the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Distribution Date.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other Treasury Regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Aptevo management or shareholders, is a hostile acquisition, or otherwise, as a result of which Aptevo would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from Aptevo and/or one or more holders of outstanding shares of Aptevo Capital Stock, a number of shares of Aptevo Capital Stock that would, when combined with any other direct or indirect acquisitions (including issuances) of Aptevo Capital Stock in the four-year period beginning two years prior to the Distribution Date (other than acquisitions in the Transactions), comprise 40% or more of (a) the value of all outstanding shares of stock of Aptevo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding shares of voting stock of Aptevo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include, and the following shall not be treated as acquisitions of Aptevo Capital Stock for purposes of determining whether the 40% threshold has been achieved, (x) the adoption by Aptevo of a shareholder rights plan, (y) issuances by Aptevo that satisfy Safe Harbor VIII

(relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d), and (z) acquisitions that satisfy Safe Harbor VII (relating to acquisitions in the public market) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“Records” has the meaning set forth in Section 5.01(a).

“Refund Recipient” has the meaning set forth in Section 2.06.

“Representation Letters” means the representation letters and any other materials (including, without limitation, the IRS Ruling Request and any Supplemental Ruling Request) delivered or deliverable by EBSI and others in connection with the rendering by Wilmer Cutler Pickering Hale and Dorr LLP or any other Tax Advisor, and/or the issuance by the IRS or any other Tax Authority, of the Tax Opinions/Rulings.

“Rulings” means, collectively, the IRS Ruling and any Supplemental Ruling and “Ruling” means any one of them.

“Section 336(e) Election” has the meaning set forth in Section 4.07.

“Section 4.02(d) Acquisition Transaction” means any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 30% instead of 40%.

“Separate Return” means an EBSI Separate Return or an Aptevo Separate Return, as the case may be.

“Separation” has the meaning set forth in the Recitals.

“Separation Taxes” means any Taxes (including, for the avoidance of doubt, Income Taxes and Transfer Taxes) imposed on any member of the EBSI Group or Aptevo Group arising from, or attributable to, any transfer of assets or liabilities in the Separation that are incurred on or prior to the Distribution Date, or that otherwise relate to transactions occurring on or prior to the Distribution Date; provided, however, that Separation Taxes shall not include any Distribution Losses.

“Straddle Period” means any Tax Period that begins on or before and ends after the Distribution Date.

“Supplemental Ruling” means a supplemental ruling issued by the IRS to EBSI or any other member of the EBSI Group in connection with the Transactions and any other ruling (other than the IRS Ruling) issued by a Tax Authority pursuant to a ruling request filed by or on behalf of the EBSI Group with respect to the Transactions.

“Supplemental Ruling Request” means any letter filed by EBSI with the IRS or any other Tax Authority requesting a Supplemental Ruling regarding certain Tax consequences of the Transactions (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any governmental entity or political subdivision thereof, and any interest, penalty, additions to tax, or additional amounts in respect of the foregoing.

“Tax Advisor” means, with respect to U.S. Tax matters, a U.S. Tax counsel or accountant of recognized national standing, and, with respect to non-U.S. Tax matters, a local Tax counsel or accountant of recognized national standing in the relevant jurisdiction.

“Tax Attribute” means a net operating loss, net capital loss, overall foreign loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit, research and development credit or any other Tax Item that could reduce a Tax or create a Tax benefit.

“Tax Authority” means, with respect to any Tax, the governmental authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such authority or subdivision.

“Tax Benefit” means, with respect to a Tax Period, the amount by which the cash Tax liability of an entity (or of the consolidated or combined group of which it is a member) is reduced solely as a result of a Tax Item, or the amount of an actual Tax refund that is generated solely as a result of such Tax Item (plus any related interest received from any Tax Authority), in either case, by comparing the cash Tax liability or actual Tax refund on the applicable Tax Return that would arise with and without the Tax Item potentially giving rise to the Tax Benefit.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of determining or redetermining any Tax (including any administrative or judicial review of any claim for refund).

“Tax-Free Status” means the qualification of (I) the Contribution and the Distribution, taken together, (a) as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, and (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code, and (II) each of the bioPharma Liquidation and Cangene US Liquidation as a complete liquidation described in Section 332 of the Code.

“Tax Incentive” means any Tax exemption, Tax holiday, Tax incentive, preferential Tax treatment, Tax credit, or other Tax reduction agreement with a Tax Authority relating to the EBSI Group or the Aptevo Group.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit, or any other item (including the basis or adjusted basis of property) which increases or decreases Taxes paid or payable in any Tax Period.

“Tax Law” means the Law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Opinion” means the written opinion on the U.S. federal Income Tax consequences of certain aspects of the Transactions provided by Wilmer Cutler Pickering Hale and Dorr LLP to EBSI on the date hereof.

“Tax Opinions/Rulings” means the Tax Opinion, any Unqualified Tax Opinion and/or the Rulings deliverable to any member of the EBSI Group in connection with the Transactions.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Return” means any report of Tax due, any claims for refund of Tax paid, any information return with respect to Tax, any election made with respect to Tax, or any other similar report, statement, declaration, or document required to be filed under the Code or other Law with respect to Tax, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing for any taxpayer or consolidated, combined, or unitary group of taxpayers.

“Tax Return Preparer” means (i) with respect to any Tax Return that EBSI is responsible for preparing under Section 3.01(a), EBSI, and (ii) with respect to any Tax Return that Aptevo is responsible for preparing under Section 3.01(b), Aptevo.

“Transactions” has the meaning set forth in the Recitals.

“Transfer Taxes” means all transfer, sales, use, excise, stock, stamp, stamp duty, stamp duty reserve, stamp duty land, documentary, filing, recording, registration, value-added and other similar Taxes (excluding, for the avoidance of doubt, any income, gains, profit or similar Taxes, however assessed).

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is reasonably acceptable to EBSI, on which EBSI may rely to the effect that a transaction will not affect the Tax-Free Status. Any such opinion may assume that the Transactions would have qualified for Tax-Free Status if the transaction in question did not occur.

ARTICLE II

RESPONSIBILITY FOR TAX

Section 2.01 General Rule.

(a) EBSI Liability. Each member of the EBSI Group, jointly and severally, shall be liable for, and shall indemnify and hold harmless the Aptevo Group from and against any liability for, Taxes which are allocated to EBSI under this Article II.

(b) Aptevo Liability. Each member of the Aptevo Group, jointly and severally, shall be liable for, and shall indemnify and hold harmless the EBSI Group from and against any liability for, Taxes which are allocated to Aptevo under this Article II.

Section 2.02 Income Taxes. Except as provided in Section 2.04, all Income Taxes of the EBSI Group and Aptevo Group shall be allocated as follows:

(a) Pre-Distribution Income Taxes. EBSI shall be responsible for any and all Income Taxes imposed on the EBSI Group or the Aptevo Group with respect to any Pre-Distribution Tax Period (whether or not such Income Taxes are due and owing on any originally filed or amended Income Tax Return or as a result of any Final Determination or other adjustment made by a Tax Authority), including (i) any Income Taxes due and owing with respect to any Joint Return and (ii) any Income Taxes due and owing with respect to any Aptevo Separate Return to the extent attributable to the Pre-Distribution Tax Period, determined in accordance with Section 2.05 in the case of a Straddle Period.

(b) Post-Distribution Income Taxes. EBSI shall be responsible for any and all Income Taxes imposed on the EBSI Group for any Post-Distribution Tax Period (whether or not such Income Taxes are due and owing on any originally filed or amended Income Tax Return or as a result of any Final Determination or other adjustment made by a Tax Authority). Aptevo shall be responsible for any and all Income Taxes imposed on the Aptevo Group for any Post-Distribution Tax Period (whether or not such Income Taxes are due and owing on any originally filed or amended Income Tax Return or as a result of any Final Determination or other adjustment made by a Tax Authority), including any Income Taxes due and owing with respect to any Straddle Period to the extent attributable to the Post-Distribution Tax Period, determined in accordance with Section 2.05.

Section 2.03 Non-Income Taxes. Except as provided in Section 2.04, all Non-Income Taxes of the EBSI Group and Aptevo Group shall be allocated as follows:

(a) Pre-Distribution Non-Income Taxes. For all Pre-Distribution Tax Periods, EBSI shall be responsible for any and all Non-Income Taxes that are attributable to either the Emergent Business or the Aptevo Business.

(b) Post-Distribution Non-Income Taxes. For all Post-Distribution Tax Periods, (i) EBSI shall be responsible for any and all Non-Income Taxes attributable to the Emergent Business and (ii) Aptevo shall be responsible for any and all Non-Income Taxes attributable to the Aptevo Business.

Section 2.04 Certain Transaction Taxes and Breaches of Covenants.

(a) The Parties acknowledge and agree that this Agreement, including Article II, shall not apply with respect to any and all Employment Taxes for which the Employee Matters Agreement shall govern.

(b) Any Separation Taxes shall be allocated to EBSI.

(c) EBSI shall be responsible for (i) any and all Distribution Losses for which EBSI is responsible pursuant to Section 4.05 of this Agreement and (ii) any and all Taxes resulting from a breach by any member of the EBSI Group of any covenant in this Agreement.

(d) Aptevo shall be responsible for (i) any and all Distribution Losses for which Aptevo is responsible pursuant to Section 4.05 of this Agreement and (ii) any and all Taxes resulting from a breach by any member of the Aptevo Group of any covenant in this Agreement.

Section 2.05 Proration of Taxes for Straddle Periods.

(a) For U.S. federal Income Tax purposes, the Tax Period of each member of the Aptevo Group that joined in the filing of the EBSI Federal Consolidated Income Tax Return will close as of the end of the Distribution Date, and Tax Items of the Aptevo Group shall be allocated on a closing of the books basis. No election under Treasury Regulation Section 1.1502-76(b)(2)(ii) relating to ratable allocation of a year’s items (or any analogous provision of state, local or non-U.S. Income Tax Laws) shall be made. EBSI and Aptevo shall take all commercially reasonable actions necessary or appropriate to close the taxable year of each member of the Aptevo Group for state, local or non-U.S. Income Tax purposes as of the end of the Distribution Date to the extent permitted by applicable Law; provided that this Section 2.05(a) shall not be construed to require EBSI to change any of its Tax Periods.

(b) For any Straddle Period, Taxes for the Pre-Distribution Tax Period shall be computed (i) in the case of Taxes imposed on a periodic basis (such as real, personal and intangible property Taxes), on a daily pro rata basis and (ii) in the case of other Taxes generally, as if the Tax Period ended as of the close of business on the Distribution Date and, in the case of any such other Taxes that are attributable to the ownership of any equity interest in a partnership, other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or non-U.S. Tax Law), as if the Tax Period of that entity ended as of the close of business on the Distribution Date (whether or not such Taxes arise in a Straddle Period of the applicable owner).

Section 2.06 Tax Refunds and Other Tax Benefits.

(a) Subject to Section 2.07, if EBSI, Aptevo or any of their respective Affiliates receives any refund of any Taxes which are allocated to the other Party under this Article II (a “Refund Recipient”), such Refund Recipient shall pay to the other Party the entire amount of the refund (including interest received from the relevant Tax Authority, but net of any Taxes imposed with respect to such refund and any other reasonable costs) within 10 business days of receipt thereof; provided, however, that the other Party, upon the request of such Refund Recipient, shall repay, within 10 business days of such request, the amount paid to the other Party (plus any penalties, interest or other charges imposed by the relevant Tax Authority) in the event such Refund Recipient is required by applicable Law to repay such refund. In the event a Party would be a Refund Recipient but for the fact it elected to apply a refund to which it would otherwise have been entitled against a Tax liability arising in a subsequent Tax Period, then such Party shall be treated as a Refund Recipient and the amount credited against such Tax liability shall be treated as a refund, and shall be paid within 10 business days of the due date of the Tax Return (including a Tax Return relating to estimated Taxes) to which such refund is applied to reduce the subsequent Tax liability.

(b) If a member of the Aptevo Group actually realizes in cash any Tax Benefit as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the EBSI Group is liable hereunder (or any Tax Attribute of a member of the EBSI Group) and such Tax Benefit would not have arisen but for such adjustment (determined on a “with and without” basis), or if a member of the EBSI Group actually realizes in cash any Tax Benefit as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the Aptevo Group is liable hereunder (or any Tax Attribute of a member of the Aptevo Group) and such Tax Benefit would not have arisen but for such adjustment (determined on a “with and without” basis), Aptevo or EBSI, as the case may be, shall make a payment to the other Party, within 30 days following such actual realization of the Tax Benefit, in an amount equal to such Tax Benefit actually realized in cash (including any Tax Benefit actually realized as a result of the payment). The payment shall be accompanied by a written calculation of the amount of the Tax Benefit payable to such other Party by EBSI or Aptevo pursuant to this Section 2.06(b).

Section 2.07 Carrybacks and Claims for Refund

(a) Aptevo hereby agrees that if a Tax Return of a member of the Aptevo Group for a Post-Distribution Tax Period reflects any Tax Attribute, then the applicable member of the Aptevo Group shall elect to relinquish, waive or otherwise forgo the right to carry back any such Tax Attribute to a Pre-Distribution Tax Period to the extent permissible under applicable Law. Such elections shall include, but not be limited to, the election described in

Treasury Regulation Section 1.1502-21(b)(3)(ii)(B), and any analogous election under state, local, or non-U.S. Income Tax Laws, to waive the carryback of net operating losses or other Tax Attributes for U.S. federal Income Tax and applicable state, local or non-U.S. Income Tax purposes.

(b) If, notwithstanding the provisions of Section 2.07(a), Aptevo is required to carry back a Tax Attribute to a Pre-Distribution Tax Period, EBSI shall remit to Aptevo any Tax Benefit that the EBSI Group actually realizes with respect to any such carryback within 30 days following such actual realization of the Tax Benefit.

(c) If Aptevo has a Tax Attribute that must be carried back to any Pre-Distribution Tax Period, Aptevo shall notify EBSI in writing that such Tax Attribute must be carried back. Such notification shall include a description in reasonable detail of the basis for any Tax Benefit and the amount thereof, and a certification by an appropriate officer of Aptevo setting forth Aptevo’s belief (together with supporting analysis) that the carryback of such Tax Attribute (including the amount of the carryback) is more likely than not correct.

(d) If EBSI pays any amount to Aptevo under Section 2.07(b) and, as a result of a subsequent Final Determination, a Tax Benefit that gave rise to such payment is subsequently disallowed, EBSI shall notify Aptevo of the amount of the Tax Benefit disallowed, and Aptevo shall then repay, within 10 business days of such notification, such amount to EBSI, together with any interest, fines, additions to Tax, penalties or any additional amounts imposed by a Tax Authority relating thereto.

(e) For purposes of this Agreement, a Tax Benefit shall be deemed to have been realized at the time any actual refund of Taxes is received or applied against other cash Taxes due, or at the time of filing a Tax Return (including a Tax Return relating to estimated Taxes) on which a Tax Item is applied in reduction of cash Taxes that would otherwise be payable.

Section 2.08 Allocation of Earnings and Profits and Tax Attributes.

(a) The allocation of earnings and profits between EBSI and Aptevo shall be reasonably determined by EBSI pursuant to Section 312(h) of the Code and the relevant Treasury Regulations under the Code. EBSI shall provide Aptevo with a preliminary allocation of earnings and profits within 180 days of the Distribution Date.

(b) EBSI shall in good faith advise Aptevo in writing of the portion, if any, of the Tax Attributes, including overall foreign loss or consolidated, combined or unitary attributes, which EBSI determines shall be allocated or apportioned to the Aptevo Group under applicable Law. EBSI and all members of the Aptevo Group shall prepare all Tax Returns in accordance with such written notice.

(c) The allocations made under this Section 2.08 shall be revised by EBSI to reflect each subsequent Final Determination that affects such allocations. Each revised calculation shall be provided to Aptevo within 120 days of the Final Determination to which the revision relates.

ARTICLE III

TAX RETURNS, TAX CONTESTS AND

OTHER ADMINISTRATIVE MATTERS

Section 3.01 Responsibility for Preparing Tax Returns.

(a) Except as described in Section 3.01(b), EBSI shall timely prepare (i) any Joint Returns or Separate Returns that are required or permitted to be filed for any Tax Period beginning on or before the Distribution Date (including Straddle Periods), and (ii) any Joint Returns or EBSI Separate Returns that are required or permitted to be filed for any Tax Period beginning after the Distribution Date. If Aptevo is responsible for filing any such Tax Return under Section 3.03(a), EBSI shall, subject to Section 3.01(c), promptly deliver such prepared Tax Return to Aptevo reasonably in advance of the applicable filing deadline.

(b) Aptevo shall timely prepare any Aptevo Separate Returns that are required or permitted to be filed for any Tax Period beginning after the Distribution Date. If EBSI is responsible for filing any such Tax Return under Section 3.03(a), Aptevo shall, subject to Section 3.01(c), promptly deliver such prepared Tax Return to EBSI reasonably in advance of the applicable filing deadline.

(c) Subject to Section 3.01(d), to the extent that any Tax Return described in Section 3.01(a) or 3.01(b) directly relates to matters for which another Party may have an indemnification obligation to the Tax Return Preparer or an obligation to pay Taxes directly to a Tax Authority for which it is not indemnified pursuant to this Agreement, or that may give rise to a refund to which that other Party would be entitled under this Agreement, the Tax Return Preparer shall (i) prepare the relevant portions of the Tax Return on a basis consistent with past practice, except (A) as required by applicable Law or to correct any clear error, or (B) as mutually agreed by the Parties; (ii) notify the other Party of any such portions not prepared on a basis consistent with past practice; (iii) provide the other Party a reasonable opportunity to review the relevant portions of the Tax Return; (iv) consider in good faith any reasonable comments made by the other Party; and (v) use commercially reasonable efforts to incorporate, in the portion of such Tax Return related to the other Party’s potential indemnification obligation (or refund entitlement), any reasonable comments made by the other Party relating to the Tax Return Preparer’s compliance with clause (i). The Parties shall attempt in good faith to resolve any issues arising out of the review of any such Tax Return.

(d) EBSI shall have the exclusive right with respect to any Joint Return for Income Taxes to determine (i) the manner in which such Tax Return shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported, (ii) whether any extensions may be requested, (iii) the elections that will be made by any member of the group, and (iv) whether any amended Tax Returns should be filed. Aptevo hereby irrevocably designates, and agrees to cause each member of the Aptevo Group to so designate, EBSI as its sole and exclusive agent and attorney-in-fact to take such actions (including execution of documents) as EBSI, in its sole discretion, may deem appropriate in any and all matters relating to any Joint Return. Without limiting the foregoing, Aptevo and the members of the Aptevo Group shall file any and all consents, elections or other documents and take any other actions necessary or appropriate to file any Joint Return.

(e) Absent a change of Law or an applicable Final Determination otherwise, EBSI and Aptevo shall prepare all Tax Returns of the EBSI Group and/or Aptevo Group in accordance with and consistent with the IRS Ruling and Tax Opinion and any Supplemental Ruling or Unqualified Tax Opinion.

Section 3.02 Information Packages. Each Party (i) shall provide to the other Party (in the format reasonably determined by the other Party) all information and assistance requested by the other Party as reasonably necessary to prepare any Tax Return described in Section 3.01(a) or Section 3.01(b) on a timely basis consistent with past practices in preparing such Tax Returns and (ii) in so providing such information and assistance, shall use any systems and third party service providers as are consistent with past practices in preparing Tax Returns.

Section 3.03 Filing of Tax Returns and Payment of Taxes.

(a) Subject to Section 3.03(c), each Party shall execute and timely file each Tax Return that it is responsible for filing under applicable Law and shall timely pay to the relevant Tax Authority any amount shown as due on each such Tax Return. The obligation to make payments pursuant to this Section 3.03(a) shall not affect a Party’s right, if any, to receive payments under Section 3.03(b) or otherwise be indemnified with respect to that Tax liability.

(b) In addition to its obligations under Section 3.01(c), the relevant Tax Return Preparer shall, no later than 5 business days before the due date (including extensions) of any Tax Return described in Section 3.01(a) or Section 3.01(b), notify the other Party of any amount (or any portion of any such amount) shown as due on that Tax Return for which the other Party must indemnify the Tax Return Preparer under this Agreement. Such notice shall describe in reasonable detail how the indemnification amount was determined and copies of information supporting such determination shall be attached thereto. The other Party shall pay such amount to the Tax Return Preparer no later than the due date (including extensions) of the relevant Tax Return. A failure by an Indemnitee to give notice as provided in this Section 3.03(b) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

(c) Aptevo shall not file (or allow any member of the Aptevo Group to file) any amended Tax Return (including any Joint Return or Aptevo Separate Return) for any Pre-Distribution Tax Period without the consent of EBSI, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 3.04 Tax Contests

(a) EBSI or Aptevo, as applicable, shall, within 10 business days of becoming aware of any Tax Contest (including a Distribution Tax Contest) that could reasonably be expected to cause the other Party to have an indemnification obligation under this Agreement, notify the other Party of such Tax Contest and thereafter promptly forward or make available to the Indemnifying Party copies of notices and communications relating to the relevant portions of such Tax Contest. A failure by an Indemnitee to give notice as provided in this Section 3.04(a) (or to promptly forward any such notices or communications) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

(b) Subject to Section 3.04(c), EBSI and Aptevo each shall have the exclusive right to control the conduct and settlement of any Tax Contest, other than a Distribution Tax Contest, relating to any Tax Return that it is responsible for preparing pursuant to Section 3.01. Notwithstanding the foregoing, if the conduct or settlement of any portion or aspect of any such Tax Contest could reasonably be expected to cause the other Party to have an indemnification obligation under this Agreement or an obligation to pay Taxes directly to a Tax Authority for which it is not indemnified pursuant to this Agreement, then (i) the other Party shall have the right to share joint control over the conduct and settlement of that portion or aspect and (ii) whether or not the other Party exercises that right, the Tax Return Preparer shall not accept or enter into any settlement with respect to such portion or aspect without the consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed.

(c) EBSI shall have the exclusive right to control the conduct and settlement of any Tax Contest relating to any Joint Return for Income Taxes.

(d) EBSI shall have the exclusive right to control the conduct and settlement of any Distribution Tax Contest; provided that if the conduct or settlement of any portion or aspect of any such Tax Contest could reasonably be expected to cause the Aptevo Group to have an indemnification obligation under this Agreement, then (i) EBSI shall provide Aptevo with a reasonable opportunity to participate in such Tax Contest, including a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest and providing Aptevo with copies of any written materials relating to such Tax Contest received from the relevant Tax Authority and (ii) EBSI shall not accept or enter into any settlement without the consent of Aptevo, which shall not be unreasonably withheld, conditioned or delayed.

(e) In any case where the Parties control jointly the conduct and settlement of any Tax Contest (or portion or aspect thereof): (i) neither Party shall accept or enter into any settlement of such Tax Contest (or the relevant portion or aspect thereof) without the consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed, (ii) both Parties shall have a right to review and consent to, which consent shall not be unreasonably withheld, conditioned or delayed, any correspondence or filings to be submitted to any Tax Authority with respect to such Tax Contest (or the relevant portion or aspect thereof) and (iii) both Parties shall have the right to attend any formally scheduled meetings or hearings with any Tax Authority.

Section 3.05 Reliance by EBSI. If any member of the Aptevo Group supplies information to a member of the EBSI Group in connection with a Tax liability and an officer of a member of the EBSI Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the EBSI Group identifying the information being so relied upon, the chief financial officer of Aptevo (or any officer of Aptevo as designated by the chief financial officer of Aptevo) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Each member of the Aptevo Group, jointly and severally, agrees to indemnify and hold harmless each member of the EBSI Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the Aptevo Group having supplied, pursuant to this Article III, a member of the EBSI Group with inaccurate or incomplete information in connection with a Tax liability.

Section 3.06 Reliance by Aptevo. If any member of the EBSI Group supplies information to a member of the Aptevo Group in connection with a Tax liability and an officer of a member of the Aptevo Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Aptevo Group identifying the information being so relied upon, the chief financial officer of EBSI (or any officer of EBSI as designated by the chief financial officer of EBSI) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Each member of the EBSI Group, jointly and severally, agrees to indemnify and hold harmless each member of the Aptevo Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the EBSI Group having supplied, pursuant to this Article III, a member of the Aptevo Group with inaccurate or incomplete information in connection with a Tax liability.

Section 3.07 Tax Incentives. EBSI or Aptevo, as applicable, shall (i) provide written notice to the other Party describing any proposed action that could reasonably be expected to cause the other Party to lose all or any part of, or otherwise affect the terms and conditions of, any Tax Incentive granted to the other Party by any Tax Authority, or that could reasonably be expected to cause the other Party to repay any Tax Incentive previously granted by any Tax Authority and (ii) shall consult with the other Party regarding any such proposed action reasonably in advance of taking such action.

Section 3.08 Expenses and Applicability. After the Distribution, each Party shall bear its own expenses for preparing any Tax Returns that it is responsible for preparing pursuant to Section 3.01 and related to any Tax Contest, other than expenses included in the definition of Distribution Losses.

Section 3.09 Option Deductions.

(a) The EBSI Group shall be entitled to claim any Income Tax deduction attributable to the vesting, exercise, disqualifying disposition, payment or other relevant taxable event, as appropriate, in respect of restricted stock, options, or other equity awards with respect to EBSI Capital Stock, and no member of the Aptevo Group shall attempt to claim any such Tax deduction. The EBSI Group shall withhold applicable Taxes and satisfy applicable Tax reporting requirements with respect to such equity awards.

(b) The Aptevo Group shall be entitled to claim any Income Tax deduction attributable to the vesting, exercise, disqualifying disposition, payment or other relevant taxable event, as appropriate, in respect of restricted stock, options, or other equity awards with respect to Aptevo Capital Stock, and no member of the EBSI Group shall attempt to claim any such Tax deduction. Aptevo shall withhold applicable Taxes and satisfy applicable Tax reporting requirements with respect to such equity awards.

(c) To the extent any Tax deduction claimed by any member of the EBSI Group in accordance with this Section is disallowed to any and all members of the EBSI Group and a Tax Authority makes a Final Determination that a member of the Aptevo Group is entitled to such deduction, EBSI shall notify Aptevo of the receipt of such Final Determination, promptly after receipt thereof, and Aptevo shall pay to EBSI the amount of its Tax Benefit resulting from such deduction within 30 days after notification from EBSI or, if later, realization of such Tax Benefit. To the extent any Tax deduction claimed by any member of the Aptevo Group in accordance with this Section is disallowed to any and all members of the Aptevo Group and a Tax Authority makes a Final Determination that a member of the EBSI Group is entitled to such deduction, Aptevo shall notify EBSI of the receipt of such Final Determination, promptly after receipt thereof, and EBSI shall pay to Aptevo the amount of its Tax Benefit resulting from such deduction within 30 days after notification from Aptevo or, if later, realization of such Tax Benefit.

ARTICLE IV

TAX-FREE STATUS

Section 4.01 Tax Opinion/Rulings and Representation Letters. Each of EBSI and Aptevo hereby represents and agrees that (i) it has read the Representation Letters delivered to Wilmer Cutler Pickering Hale and Dorr LLP in connection with the rendering of the Tax Opinion on the date of this Agreement and has read the Representation Letters (including the IRS Ruling Request) delivered to the IRS in connection with obtaining the IRS Ruling and (ii) subject to any qualifications therein, all information contained in such Representation Letters and the IRS Ruling that concerns or relates to such Party or its Affiliates is true, correct and complete as of the date hereof.

Section 4.02 Restrictions on Aptevo.

(a) Aptevo agrees that it will not take or fail to take, or permit any member of the Aptevo Group to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material, information, covenant or representation in any Representation Letters or Tax Opinions/Rulings. Aptevo agrees that it will not take or fail to take, or permit any member of the Aptevo Group to take or fail to take, any action which prevents or could reasonably be expected to prevent the Tax-Free Status of the Transactions, including issuing any Aptevo Capital Stock that would prevent the Distribution from qualifying as a tax-free distribution with respect to EBSI pursuant to Section 355(e) of the Code.

(b) Aptevo agrees that, from the date hereof until the first day after the two-year anniversary of the Distribution Date, it will (i) maintain its status as a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code and (ii) not engage in any transaction that would result in it ceasing to be a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, in each case, taking into account Section 355(b)(3) of the Code.

(c) Aptevo agrees that, from the date hereof until the first day after the two-year anniversary of the Distribution Date, it shall not (and shall not cause or permit any of its Affiliates to), in a single transaction or series of transactions:

(i) enter into any Proposed Acquisition Transaction or, to the extent Aptevo has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (A) redeeming rights under a shareholder rights plan, (B) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, (C) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the Delaware General Corporation Law or any similar corporate statute, any “fair price” or other provision of Aptevo’s charter or bylaws or otherwise, or (D) amending its certificate of incorporation to declassify its board of directors or approving any such amendment, or otherwise);

(ii) liquidate, partially liquidate, merge or consolidate with any other Person that was not already wholly owned by a member of the Aptevo Group prior to such transaction;

(iii) (A) sell, transfer, assign or License all or substantially all of the assets that were transferred to Aptevo as part of the Contribution or (B) sell, transfer, assign or License 25% or more of the gross assets of the Active Trade or Business conducted by Aptevo and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) (such percentage to be measured based on fair market value as of the Distribution Date);

(iv) redeem or otherwise repurchase (directly or through an Affiliate) any Aptevo Capital Stock, or rights to acquire Aptevo Capital Stock, except to the extent such repurchases satisfy the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), which are set forth on Schedule I;

(v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Aptevo Capital Stock (including, without limitation, through the conversion of one class of Aptevo Capital Stock into another class of Aptevo Capital Stock);

(vi) elect to treat Newco LLC as a corporation under Treasury Regulation Section 301.7701-3 or otherwise transfer the assets of bioPharma transferred to Newco LLC in the Transactions to a corporation (other than Aptevo) for U.S. federal Income Tax purposes;

(vii) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Representation Letters or the Tax Opinions/Rulings) which in the aggregate (and taking into account any other transactions described in this subparagraph (c)) would be reasonably likely to have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in Aptevo or otherwise jeopardize the Tax-Free Status of the Transactions;

unless, prior to taking any such action set forth in the foregoing clauses (i) through (vii), (A) Aptevo shall have requested that EBSI obtain a Supplemental Ruling in accordance with Section 4.04 of this Agreement to the effect that such action will not affect the Tax-Free Status of the Transactions and EBSI shall have received such a Supplemental Ruling in form and substance reasonably satisfactory to EBSI (and in determining whether a Supplemental Ruling is reasonably satisfactory, EBSI may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations made in connection with such Ruling), (B) Aptevo shall provide EBSI with an Unqualified Tax Opinion in form and substance reasonably satisfactory to EBSI (and in determining whether an opinion is reasonably satisfactory, EBSI may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion and EBSI may determine that no opinion would be acceptable to EBSI) or (C) EBSI shall have waived in writing the requirement to obtain such Supplemental Ruling or Unqualified Tax Opinion.

(d) If Aptevo proposes to enter into any Section 4.02(d) Acquisition Transaction or, to the extent Aptevo has the right to prohibit any Section 4.02(d) Acquisition Transaction, proposes to permit any Section 4.02(d) Acquisition Transaction to occur, in each case, during the period from the date hereof until the first day after the two-year anniversary of the Distribution Date, Aptevo shall provide EBSI, no later than 10 days prior to the signing of any written agreement with respect to the Section 4.02(d) Acquisition Transaction, with a written description of such transaction (including the type and amount of Aptevo Capital Stock to be issued or acquired in such transaction) and a certificate of the board of directors of Aptevo to the effect that the Section 4.02(d) Acquisition Transaction is not a Proposed Acquisition Transaction or any other transaction to which the requirements of Section 4.02(c) apply (a “Board Certificate”).

(e) Aptevo agrees that, from the date hereof until the first day after the six-month anniversary of the Distribution Date, it shall not (and shall not cause or permit any of its Affiliates to) sell, transfer, assign or License or negotiate or otherwise pursue (e.g., by engaging investment bankers) the sale, transfer, assignment or License of all or substantially all of the assets of the Cangene Biosciences Component to any Person (other than its Affiliates) unless, prior to taking any such action, (A) Aptevo shall have requested that EBSI obtain a Supplemental Ruling in accordance with Section 4.04 of this Agreement to the effect that such action will not affect the Tax-Free Status of the Transactions and EBSI shall have received such a Supplemental Ruling in form and substance reasonably satisfactory to EBSI (and in determining whether a Supplemental Ruling is reasonably satisfactory, EBSI may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations made in connection with such Ruling), (B) Aptevo shall provide EBSI with an Unqualified Tax Opinion in form and substance reasonably satisfactory to EBSI (and in determining whether an opinion is reasonably satisfactory, EBSI may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion and EBSI may determine that no opinion would be acceptable to EBSI) or (C) EBSI shall have waived in writing the requirement to obtain such Supplemental Ruling or Unqualified Tax Opinion.

Section 4.03 Restrictions on EBSI. EBSI agrees that it will not take or fail to take, or permit any member of the EBSI Group to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material, information, covenant or representation in any Representation Letters or Tax Opinions/Rulings. EBSI agrees that it will not take or fail to take, or permit any member of the EBSI Group to take or fail to take, any action which prevents or could reasonably be expected to prevent the Tax-Free Status of the Transactions, including issuing any EBSI Capital Stock that would prevent the Distribution from qualifying as a tax-free distribution with respect to EBSI pursuant to Section 355(e) of the Code.

Section 4.04 Procedures Regarding Opinions and Rulings.

(a) If Aptevo notifies EBSI that it desires to take one of the actions described in clauses (i) through (vii) of Section 4.02(c) or Section 4.02(e) (a “Notified Action”), EBSI and Aptevo shall reasonably cooperate to attempt to obtain the Supplemental Ruling or Unqualified Tax Opinion referred to in Section 4.02(c) or Section 4.02(e), unless EBSI shall have waived the requirement to obtain such Supplemental Ruling or Unqualified Tax Opinion. In no event shall EBSI be required to file any Supplemental Ruling Request under this Section 4.04(a) unless Aptevo represents that (i) it has read the Supplemental Ruling Request, and (ii) all information and representations, if any, relating to any member of the Aptevo Group contained in the Supplemental Ruling Request documents are (subject to any qualifications therein) true, correct and complete. Aptevo shall reimburse EBSI for all reasonable costs and expenses incurred by the

EBSI Group in obtaining a Supplemental Ruling or Unqualified Tax Opinion requested by Aptevo within 10 business days after receiving an invoice from EBSI therefor.

(b) EBSI shall have the right to obtain a Supplemental Ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If EBSI determines to obtain a Supplemental Ruling or an Unqualified Tax Opinion, Aptevo shall (and shall cause each Affiliate of Aptevo to) cooperate with EBSI and take any and all actions reasonably requested by EBSI in connection with obtaining the Supplemental Ruling or Unqualified Tax Opinion, including, without limitation, by making any representation or covenant or providing any materials or information, in each case as reasonably requested by the IRS or Tax Advisor; provided that Aptevo shall not be required to make (or cause any Affiliate of Aptevo to make) any representation or covenant that is inconsistent with historical facts or any covenant as to future matters or events over which it has no control. EBSI and Aptevo shall each bear its own costs and expenses in obtaining a Supplemental Ruling or an Unqualified Tax Opinion requested by EBSI.

(c) Aptevo hereby agrees that EBSI shall have sole and exclusive control over the process of obtaining any Supplemental Ruling, and that only EBSI shall apply for a Supplemental Ruling. In connection with obtaining a Supplemental Ruling pursuant to Section 4.04(a), (i) EBSI shall keep Aptevo informed in a timely manner of all material actions taken or proposed to be taken by EBSI in connection therewith; (ii) EBSI shall (A) reasonably in advance of the submission of any Supplemental Ruling Request documents provide Aptevo with a draft copy thereof, (B) reasonably consider Aptevo’s comments on such draft copy, and (C) provide Aptevo with a final copy; and (iii) EBSI shall provide Aptevo with notice reasonably in advance of, and Aptevo shall have the right to attend, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such Ruling. Neither Aptevo nor any Affiliates of Aptevo shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Transactions.

Section 4.05 Liability for Distribution Losses.

(a) Notwithstanding anything in this Agreement or the Distribution Agreement to the contrary, subject to Section 4.05(c), each member of the Aptevo Group, jointly and severally, shall be responsible for, and shall indemnify and hold harmless EBSI and each of its Affiliates and each of their respective officers, directors and employees from and against, 100% of any Distribution Losses that are attributable to or result from any one or more of the following: (i) the acquisition (other than pursuant to the Transactions) of all or a portion of the stock and/or assets of Aptevo and/or any member of the Aptevo Group by any means whatsoever by any Person, (ii) any negotiations, understandings, agreements or arrangements by Aptevo with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly Aptevo Capital Stock representing a Fifty-Percent or Greater Interest therein, (iii) any act or failure to act by Aptevo or any member of the Aptevo Group described in Section 4.02 (regardless of whether such act or failure to act is covered by a Supplemental Ruling, Unqualified Tax Opinion or waiver described in clause (A), (B) or (C) of Section 4.02(c) or Section 4.02(e) or a Board Certificate described in Section 4.02(d)) or (iv) any breach by Aptevo of its agreement and representation set forth in Section 4.01.

(b) Notwithstanding anything in this Agreement or the Distribution Agreement to the contrary, subject to Section 4.05(c), each member of the EBSI Group, jointly and severally, shall be responsible for, and shall indemnify and hold harmless Aptevo and its Affiliates and each of their respective officers, directors and employees from and against, 100% of any Distribution Losses that are attributable to or result from any one or more of the following: (i) the acquisition (other than pursuant to the Transactions) of all or a portion of the stock and/or assets of EBSI and/or any member of the EBSI Group by any means whatsoever by any Person, (ii) any negotiations, understandings, agreements or arrangements by EBSI with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly EBSI Capital Stock representing a Fifty-Percent or Greater Interest therein, (iii) any act or failure to act by EBSI or any member of the EBSI Group described in Section 4.03, or (iv) any breach by EBSI of its agreement and representation set forth in Section 4.01.

(c)

(i) To the extent that any Distribution Loss is subject to indemnity under both Section 4.05(a) and Section 4.05(b), responsibility for such Distribution Loss shall be shared by EBSI and Aptevo according to relative fault. For the avoidance of doubt, if neither EBSI nor Aptevo is responsible for any Distribution Loss pursuant to this Section 4.05, EBSI shall be responsible, pursuant to Section 2.02 of this Agreement, for such Distribution Loss to the extent such loss is comprised of Taxes imposed on EBSI (or any member of the EBSI Group) or Aptevo (or any member of the Aptevo Group) and costs incurred in connection with such Taxes.

(ii) For purposes of calculating the amount and timing of any Distribution Loss for which any member of the Aptevo Group is responsible under this Section 4.05, Distribution Losses shall be calculated by assuming that EBSI, the EBSI Affiliated Group and each member of the EBSI Group (I) pay Tax at the highest marginal corporate Tax rates in effect in each relevant Tax Period and (II) have no Tax Attributes in any relevant Tax Period.

(iii) Notwithstanding anything in Section 4.05(b) or Section 4.05(c)(i) or any other provision of this Agreement or the Distribution Agreement to the contrary, with respect to (I) any Distribution Loss resulting from the application of Section 355(e) of the Code as a result of an acquisition of a Fifty-Percent or Greater Interest in Aptevo and (II) any other Distribution Loss resulting (for the absence of doubt, in whole or in part, if such Distribution Loss would not have resulted but for such acquisition) from an acquisition after the Distribution of any stock or assets of Aptevo (or any member of the Aptevo Group) by any means whatsoever by any Person, each member of the Aptevo Group, jointly and severally, shall be responsible for, and shall indemnify and hold harmless EBSI and its Affiliates and each of their respective officers, directors and employees from and against, 100% of such Distribution Loss.

(iv) Notwithstanding anything in Section 4.05(a) or Section 4.05(c)(i) or any other provision of this Agreement or the Distribution Agreement to the contrary, with respect to (I) any Distribution Loss resulting from the application of Section 355(e) of the Code as a result of an acquisition of a Fifty-Percent or Greater Interest in EBSI and (II) any other Distribution Loss resulting (for the absence of doubt, in whole or in part, if such Distribution Loss would not have resulted but for such acquisition) from an acquisition after the Distribution of any stock or assets of EBSI (or any member of the EBSI Group) by any means whatsoever by any Person, each member of the EBSI Group, jointly and severally, shall be responsible for, and shall indemnify and hold harmless Aptevo and its Affiliates and each of their respective officers, directors and employees from and against, 100% of such Distribution Loss.

Section 4.06 Reporting. EBSI and Aptevo shall (i) timely file any appropriate information and statements (including as required by Section 6045B of the Code and Treasury Regulation Section 1.355-5 and, to the extent applicable, Treasury Regulation Section 1.368-3) to report each step of the Transactions as qualifying for its Tax-Free Status and (ii) absent a change of Law or an applicable Final Determination otherwise, not take any position on any Tax Return or in any Tax Contest that is inconsistent with such qualification.

Section 4.07 Section 336(e) Election. If EBSI determines, in its sole discretion, that a protective election under Section 336(e) of the Code (a “Section 336(e) Election”) shall be made with respect to the Distribution, Aptevo shall join with EBSI in the making of such election and shall take any action reasonably requested by EBSI or that is otherwise necessary to give effect to such election (including making any other related election). If a Section 336(e) Election is made with respect to the Distribution, in the event the Contribution and Distribution fail to have Tax-Free Status and EBSI is not entitled to indemnification for the Distribution Losses arising from such failure, Aptevo shall pay over to EBSI any Tax Benefits realized by any member of the Aptevo Group arising from the step-up in Tax basis resulting from the Section 336(e) Election net of any costs related to realizing such Tax Benefits; provided, however, that Aptevo shall not be required to pay EBSI for any Tax Benefits realized after December 31, 2036.

ARTICLE V

PROCEDURAL MATTERS

Section 5.01 Cooperation. Each Party shall cooperate with reasonable requests from the other Party in matters covered by this Agreement, including in connection with the preparation and filing of Tax Returns, the calculation of Taxes, the determination of the proper financial accounting treatment of Tax Items and the conduct and settlement of Tax Contests. Such cooperation shall include:

(a) retaining until the expiration of the relevant statute of limitations (including extensions) records, documents, accounting data, computer data and other information (“Records”) necessary for the preparation, filing, review, audit or defense of all Tax Returns relevant to an obligation, right or liability of either Party under this Agreement;

(b) providing the other Party reasonable access to Records and to its personnel (ensuring their cooperation) and premises during normal business hours to the extent relevant to an obligation, right or liability of the other Party under this Agreement or otherwise reasonably required by the other Party to complete Tax Returns or to compute the amount of any payment contemplated by this Agreement; and

(c) notifying the other Party prior to disposing of any relevant Records and affording the other Party the opportunity to take possession or make copies of such Records at its discretion.

Section 5.02 Interest. Any payments required pursuant to this Agreement that are not made within the time period specified in this Agreement shall bear interest from the end of that period. Interest required to be paid pursuant to this Agreement shall, unless otherwise specified, accrue interest at a rate per annum equal to the Prime Rate plus 5% (or, if lower, the maximum rate permitted by applicable Law).

Section 5.03 Indemnification Claims and Payments.

(a) An Indemnitee shall be entitled to make a claim for payment with respect to damages, including Taxes, under this Agreement when the Indemnitee determines that it is entitled to such payment and is able to calculate with reasonably accuracy the amount of such payment. Except as otherwise provided in Section 3.03(b), the Indemnitee shall provide to the Indemnifying Party notice of such claim within 60 business days of the first date on which it so becomes entitled to make such claim. Such notice shall include a description of such claim and a detailed calculation of the amount claimed.

(b) Except as otherwise provided in Section 3.03(b) or otherwise in this Agreement, the Indemnifying Party shall make the claimed payment to the Indemnitee within 30 business days after receiving such notice, unless the Indemnifying Party reasonably disputes its liability for, or the amount of, such payment.

(c) A failure by an Indemnitee to give notice as provided in Section 3.03(b) or 5.03(a) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

(d) Nothing in this Section 5.03 shall prejudice a Party’s right to receive payments pursuant to Section 3.03(b).

(e) Any Indemnity Payment under this Agreement shall be determined taking into account any Tax Benefits resulting from the payment of such damages by the Indemnitee (for example, the deductibility of state taxes) in the Tax Period the Indemnity Payment is made or any prior Tax Period.

Section 5.04 Treatment of Indemnity Payments. In the absence of any change in Tax treatment under the Code or other applicable Tax Law and except as provided in Section 5.02, any payments made by a Party under this Agreement shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Distribution (but only to the extent that the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the Treasury Regulations thereunder or Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability.

Section 5.05 Tax Gross-Up. If (i) notwithstanding the manner in which any payment under this Agreement is reported, there is a Final Determination with respect to the Tax liability of a Party as a result of its receipt of a payment pursuant to this Agreement or (ii) any deduction or withholding is required by Law to be made from any payment (other than an interest payment) under this Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof or the amount of all deduction or withholding required by Law with respect to such payment, as applicable (in each case, taking into account all correlative Tax Benefits resulting from the payment, or deduction or withholding, of such Income Taxes), shall equal the amount of the payment which the Party receiving such payment would otherwise be entitled to receive pursuant to this Agreement.

Section 5.06 Dispute Resolution. Subject to Section 6.06, Section 6.07, and Section 6.16, any and all disputes between EBSI and Aptevo arising out of any provision of this Agreement shall be resolved through the procedures provided in Article VIII of the Distribution Agreement; provided, however, that any disputes between EBSI and Aptevo relating to Distribution Losses shall be settled in a court of law or as otherwise agreed to by the Parties.

ARTICLE VI

MISCELLANEOUS

Section 6.01 Termination. This Agreement will terminate without further action at any time before the Distribution upon termination of the Distribution Agreement. If terminated, no Party will have any Liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Distribution Agreement.

Section 6.02 Survival. Except as expressly set forth in this Agreement, the covenants and indemnification obligations in this Agreement shall survive the Distribution and shall remain in full force and effect.

Section 6.03 Distribution Agreement. The Parties agree that, in the event of a conflict between the terms of this Agreement and the Distribution Agreement with respect to the subject matter hereof, the terms of this Agreement shall govern.

Section 6.04 Confidentiality. Each Party hereby acknowledges that Confidential Information of such Party or its Affiliates may be exposed to employees and agents of the other Party or its Affiliates as a result of the activities contemplated by this Agreement. Each Party agrees, on behalf of itself and its Affiliates, that such Party’s obligations with respect to Confidential Information and data of the other Party or its Affiliates shall be governed by the Distribution Agreement.

Section 6.05 Counterparts; Entire Agreement.

(a) This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and a facsimile or PDF signature shall constitute an original for all purposes.

(b) This Agreement, the Distribution Agreement, the other Ancillary Agreements and the Appendices, Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

Section 6.06 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of Laws and principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

Section 6.07 Waiver of Jury Trial; Choice of Venue. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.07. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY SUIT, ACTION OR PROCEEDING SEEKING EQUITABLE RELIEF) SHALL PROPERLY AND EXCLUSIVELY LIE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (THE “COURT OF CHANCERY”) OR, TO THE EXTENT THE COURT OF CHANCERY DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE AND THE APPELLATE COURTS HAVING JURISDICTION OF APPEALS IN SUCH COURTS (THE “DELAWARE FEDERAL COURT”) OR, TO THE EXTENT NEITHER THE COURT OF CHANCERY NOR THE DELAWARE FEDERAL COURT HAS SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE (COLLECTIVELY, THE “CHOSEN COURTS”). EACH PARTY HERETO FURTHER AGREES NOT TO BRING ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY COURT OTHER THAN THE CHOSEN COURTS, AS APPLICABLE, PURSUANT TO THE FOREGOING SENTENCE (OTHER THAN UPON APPEAL). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE CHOSEN COURTS, AS APPLICABLE, FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES HERETO IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN EACH OF THE CHOSEN COURTS, AS

APPLICABLE, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH CHOSEN COURT, AS APPLICABLE, IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING.

Section 6.08 No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged Party has been fully compensated under any other provision of this Agreement or under any other agreement or action at Law or equity. Unless expressly required in this Agreement, a Party shall not be required to exhaust all remedies available under other agreements or at Law or equity before recovering under the remedies provided in this Agreement.

Section 6.09 Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as otherwise provided for in this Agreement, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by either Party without the express written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, no such consent shall be required for the assignment of the rights and obligations of EBSI or any EBSI Affiliate under this Agreement (i) in connection with the merger of such Party, or the sale, transfer or other divestiture of all or substantially all of an entire product line, Affiliate, division or other business unit of such Party, or (ii) to any Affiliate of such Party; provided, however, that in connection with any assignment or delegation by EBSI, EBSI provides a guarantee to the non-assigning Party for any liability or obligation assigned or delegated pursuant to this Section 6.09.

Section 6.10 Authority. EBSI represents on behalf of itself and each other member of the EBSI Group, and Aptevo represents on behalf of itself and each other member of the Aptevo Group, as follows: (i) each such Person has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by such Person have been duly authorized by all necessary corporate or other action, (c) such Person has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against such Person in accordance with its terms.

Section 6.11 Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties hereto and their respective Affiliates and are not intended to confer upon any other Person any rights or remedies hereunder. This Agreement shall not provide any third Person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 6.12 Notices. Any notice required or permitted to be given by a Party under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, or by facsimile (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this section):

If to Emergent, to:

General Counsel
400 Professional Drive
Suite 400
Gaithersburg, MD  20879

If to Aptevo to:

General Counsel
2401 4th Avenue
Suite 1050
Seattle, WA  98121

A Party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other.

Section 6.13 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 6.14 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.15 Waivers of Default. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 6.16 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, EBSI shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. Aptevo shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived. The Parties acknowledge and agree that the right of specific enforcement is an integral part of this Agreement and without that right, EBSI would not have entered into this Agreement.

Section 6.17 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by either Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.

Section 6.18 Compliance by Affiliates. The Parties shall cause their respective Affiliates to comply with this Agreement.

Section 6.19 Aptevo Subsidiaries. If, at any time, Aptevo acquires or creates one or more subsidiaries that are includable in the Aptevo Group, they shall be subject to this Agreement and all references to the Aptevo Group herein shall thereafter include a reference to such subsidiaries.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the day and year first written above.

Emergent BioSolutions Inc.

By:	/s/ Daniel Abdun-Nabi

Name:	Daniel Abdun-Nabi

Title:	President and Chief Executive Officer

Aptevo Therapeutics Inc.

By:	/s/ Marvin White

Name:	Marvin White

Title:	President and Chief Executive Officer

[Signature Page to Tax Matters Agreement]

Schedule I